                                  Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT


                                 For the Period


             Beginning January 1, 1997 and Ending December 31, 1997


                                     To The

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                         (Exact Name of Report Company)


                          A Subsidiary Service Company
                           ("Mutual" or "Subsidiary")


                     Data of Incorporation December 31, 1932

    State or Sovereign Power Under which Incorporated or Organized - Delaware


          Location of Principal Executive Offices of Reporting Company:

             12355 Sunrise Valley Drive, Reston, Virginia 20191-3420


                           DONATO FURLANO, CONTROLLER
                                1600 Dublin Road
                              Columbus, Ohio 43215
      (Name, title and address of officer to whom correspondence concerning this report should be addressed)


                              COLUMBIA ENERGY GROUP
       (Name of Principal Holding Company whose Subsidiaries are served by
                               Reporting Company)

                      INSTRUCTIONS FOR USE OF FORM U-13-60

1. Time of Filing - Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. Number of Copies - Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3. Period Covered by Report - The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. Report Format - Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted on the same size as a sheet of the form or folded to such size.

5. Money Amounts Displayed - All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Section 210.3-01[b]).

6. Deficits Displayed - Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, Section 210.3-01[C]).

7. Major Amendments or Corrections - Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. Definitions - Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979, shall be applicable to words or terms used specifically within this Form U-13-60.

9. Organization Chart - The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation - The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed - The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                                            Schedule or
                                                                                              Account              Page
                         Description of Schedules and Accounts                                Number              Number
                         -------------------------------------                             ------------        ----------
COMPARATIVE BALANCE SHEET                                                                  Schedule I              5-6

     Service Company Property                                                              Schedule II             7-8

     Accumulated Provision For Depreciation and                                            Schedule III             9
       Amortization of Service Company Property

     Investments                                                                           Schedule IV              10

     Accounts Receivable From Associated Companies                                         Schedule V             11-12

     Fuel Stock Expenses Undistributed                                                     Schedule VI              13

     Stores Expense Undistributed                                                          Schedule VII             14

     Miscellaneous Current and Accrued Assets                                              Schedule VIII            15

     Miscellaneous Deferred Debits                                                         Schedule IX              16

     Research, Development or Demonstration Expenditures                                   Schedule X               17

     Proprietary Capital                                                                   Schedule XI              18

     Long-Term Debt                                                                        Schedule XII             19

     Current and Accrued Liabilities                                                       Schedule XIII          20-21

     Notes to Financial Statements                                                         Schedule XIV           22-23


COMPARATIVE INCOME STATEMENT                                                               Schedule XV              24

     Analysis of Billing - Associate Companies                                             Account 457              25

     Analysis of Billing - Nonassociate Companies                                          Account 458              26

     Analysis of Charges for Service - Associate and                                       Schedule XVI             27
       Nonassociate Companies

     Schedule of Expense by Department or Service Function                                 Schedule XVII          28-30

     Departmental Analysis of Salaries                                                     Account 920              31

     Outside Services Employed                                                             Account 923            32-34

     Employee Pensions and Benefits                                                        Account 926              35

     General Advertising Expenses                                                          Account 930.1            36

     Miscellaneous General Expenses                                                        Account 930.2            37

     Rents                                                                                 Account 931              38

     Taxes Other Than Income Taxes                                                         Account 408              39

     Donations                                                                             Account 426.1            40

     Other Deductions                                                                      Account 426.5            41

     Notes to Statement of Income                                                          Schedule XVIII           42

                  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS

                                                                                                  Page
                           Description of Reports or Statements                                  Number
                           ------------------------------------                                  ------
Organization Chart                                                                                 43

Methods of Allocation                                                                              44

Annual Statement of Compensation for Use of Capital Billed                                       45-46

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                                      1997

                     SCHEDULE I - COMPARATIVE BALANCE SHEET

           Give balance sheet of the Company as of December 31 of the current and prior year

ACCOUNT                               ASSETS AND OTHER DEBITS                   AS OF DECEMBER 31
                                                                             ----------------------
                                                                             CURRENT          PRIOR
                                                                             -------         ------
                                                                               $000           $000
                    SERVICE COMPANY PROPERTY
          101        Service company property (Schedule II)                   47,737         48,725
          107        Construction work in progress (Schedule II)                --             --
                                                                             -------        -------
                       Total Property                                         47,737         48,725
                                                                             -------        -------
          108        Less accumulated provision for depreciation and
                      amortization of service company property
                     (Schedule III)                                           25,176         25,981
                                                                             -------        -------
                       Net Service Company Property                           22,561         22,744
                                                                             -------        -------

                    INVESTMENTS
          123        Investments in associate companies (Schedule IV)           --             --
          124        Other investments (Schedule IV)                            --             --
                                                                             -------        -------
                       Total Investments                                        --             --
                                                                             -------        -------

                    CURRENT AND ACCRUED ASSETS
          131        Cash                                                         15         10,687
          134        Special deposits                                            171            171
          135        Working funds                                                15             23
          136        Temporary cash investments (Schedule IV)                   --              550
          141        Notes receivable                                           --              364
          143        Accounts receivable                                          13           (502)
          144        Accumulated provision for uncollectible accounts           --             --
          146        Accounts receivable from associate companies
                     (Schedule V)                                             44,278          9,798
          152        Fuel stock expenses undistributed (Schedule VI)            --             --
          154        Materials and supplies                                     --             --
          163        Stores expense undistributed (Schedule VII)                --             --
          165        Prepayments                                                 135             60
          174        Miscellaneous current and accrued assets
                     (Schedule VIII)                                            --             --
                                                                             -------        -------
                       Total Current and Accrued Assets                       44,627         21,151
                                                                             -------        -------

                    DEFERRED DEBITS
          181        Unamortized debt expense                                   --             --
          184        Clearing accounts                                         6,449          6,339
          186        Miscellaneous deferred debits (Schedule IX)              14,838         17,182
          188        Research, development, or demonstration
                     expenditures (Schedule X)                                  --             --
          190        Accumulated deferred income taxes                         3,367          2,676
                                                                             -------        -------
                       Total Deferred Debits                                  24,654         26,197
                                                                             -------        -------

                       TOTAL ASSETS AND OTHER DEBITS                          91,842         70,092
                                                                             =======        =======

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION


                     SCHEDULE I - COMPARATIVE BALANCE SHEET

   ACCOUNT                         LIABILITIES AND PROPRIETARY CAPITAL                        AS OF DECEMBER 31
                                                                                          -----------------------
                                                                                          CURRENT           PRIOR
                                                                                          -------         -------
                                                                                           $000             $000
                    PROPRIETARY CAPITAL
          201        Common stock issued (Schedule XI)                                        300          13,000

          211        Miscellaneous paid-in-capital (Schedule XI)                           12,700            --
          215        Appropriated retained earnings (Schedule XI)                            --              --
          216        Unappropriated retained earnings (Schedule XI)                           187             174
                                                                                          -------         -------
                       Total Proprietary Capital                                           13,187          13,174
                                                                                          -------         -------

                    LONG-TERM DEBT
          223        Advances from associate companies (Schedule XII)                      16,043          16,043
          224        Other long-term debt (Schedule XII)                                     --              --
          225        Unamortized premium on long-term debt                                   --              --
          226        Unamortized discount on long-term debt                                  --              --
                                                                                          -------         -------
                       Total Long-Term Debt                                                16,043          16,043
                                                                                          -------         -------

                    CURRENT AND ACCRUED LIABILITIES
          231        Notes payable                                                           --              --
          232        Accounts payable                                                      16,023          11,395
          233        Notes payable to associate companies (Schedule XIII)                    --              --
          234        Accounts payable to associate companies (Schedule XIII)               24,435           4,157
          236        Taxes accrued                                                         (1,857)             41
          237        Interest accrued                                                        --                69
          238        Dividends declared                                                      --              --
          241        Tax collections payable                                                    2             150
          242        Miscellaneous current and accrued liabilities (Schedule XIII)         12,886          13,499
                                                                                          -------         -------
                       Total Current and Accrued Liabilities                               51,489          29,311
                                                                                          -------         -------

                    DEFERRED CREDITS
          253        Other deferred credits                                                 8,901          10,501
          255        Accumulated deferred investment tax credits                             --              --
                                                                                          -------         -------
                       Total Deferred Credits                                               8,901          10,501
                                                                                          -------         -------

          282        ACCUMULATED DEFERRED INCOME TAXES                                      2,222           1,063
                                                                                          -------         -------

                       TOTAL LIABILITIES AND PROPRIETARY CAPITAL                           91,842          70,092
                                                                                          =======         =======

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


                     SCHEDULE II - SERVICE COMPANY PROPERTY

                                            BALANCE                                                 BALANCE
                                              AT                                                       AT
                                           BEGINNING                 RETIREMENTS       OTHER         CLOSE
                                            OF YEAR      ADDITIONS     OR SALES      CHANGES (1)    OF YEAR
                                           ---------     ---------   -----------     -----------    -------
                DESCRIPTION                  $000          $000          $000           $000          $000
                -----------
SERVICE COMPANY PROPERTY
Account:

   301        ORGANIZATION                    --            --             --             --            --

   303        MISCELLANEOUS
              INTANGIBLE PLANT                --            --             --             --            --

   304        LAND AND LAND RIGHTS              62          --             --             --              62

   305        STRUCTURES AND
              IMPROVEMENTS                  16,264           310           --             --          16,574

   306        LEASEHOLD IMPROVEMENTS          --            --             --             --            --

   307        EQUIPMENT (2)                 26,915         3,854         (5,845)          --          24,924

   308        OFFICE FURNITURE AND
              EQUIPMENT                      5,093         1,163           (470)          --           5,786

   309        AUTOMOBILES, OTHER
              VEHICLES AND RELATED
              GARAGE EQUIPMENT                --            --             --             --            --

   310        AIRCRAFT AND AIRPORT
              EQUIPMENT                        248          --             --             --             248

   311        OTHER SERVICE COMPANY
              PROPERTY (3)                     143          --             --             --             143
                                            ------        ------         ------         ------        ------

                SUB-TOTAL                   48,725         5,327         (6,315)          --          47,737
                                            ------        ------         ------         ------        ------

   107        CONSTRUCTION WORK IN
              PROGRESS (4)                    --            --             --             --            --
                                            ------        ------         ------         ------        ------

                TOTAL                       48,725         5,327         (6,315)          --          47,737
                                            ======        ======         ======         ======        ======

(1)  PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL

     NOT APPLICABLE

(2) SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED. THE SERVICE COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:


                                                                                                              BALANCE AT
                                                                                                               CLOSE OF
                           SUBACCOUNT DESCRIPTION                                          ADDITIONS             YEAR
                           ----------------------                                          ---------          ----------
                                                                                              $000               $000

307-1        Telecommunications Equipment                                                        -                115

307-2        Communications Management Center                                                    -              1,262

307-3        Data Processing Equipment                                                           -                 62

307-4        Print Services Equipment                                                            -                 13

307-5        Research & Laboratory Equipment                                                     -                448

307-6        Telecommunications Equipment - after 1979                                       1,793              3,597

307-7        EDP Equipment - 4 years                                                         2,001             14,915

307-8        EDP Equipment - 10 years                                                            -                  4

307-9        Personal Computer and Peripheral Equipment                                         16              2,382

307-10       Distribution Research Equipment                                                     -                340

307-11       Electrical Supply Generators                                                       44              1,786
                                                                                             ------            ------
                  TOTAL                                                                      3,854             24,924
                  -----                                                                      -----             ------

(3)          DESCRIBE OTHER SERVICE COMPANY PROPERTY:

             Costs incurred in the internal development of the Employee Accounting System Interface, Labor Distribution System, and Intercompany Billing software.

(4)          DESCRIBE CONSTRUCTION WORK IN PROGRESS:

             Not Applicable

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


                                  SCHEDULE III

                   ACCUMULATED PROVISION FOR DEPRECIATION AND
                    AMORTIZATION OF SERVICE COMPANY PROPERTY


                                                                 ADDITIONS
                                                BALANCE          CHARGED                                 OTHER           BALANCE
                                                   AT              TO                                   CHANGES             AT
                                               BEGINNING         ACCOUNT                                  ADD             CLOSE
                DESCRIPTION                     OF YEAR            403           RETIREMENTS           (DEDUCT)(1)        OF YEAR
                -----------                     -------            ---           -----------           -----------        -------
                                                  $000            $000              $000                  $000              $000
ACCOUNT

  301        ORGANIZATION                              -               -                 -                  -                 -

  303        MISCELLANEOUS INTANGIBLE
               PLANT                                   -               -                 -                  -                 -

  304        LAND AND LAND RIGHTS                      -               -                 -                  -                 -

  305        STRUCTURES AND
               IMPROVEMENTS                        4,674             328                 -                  -             5,002

  306        LEASEHOLD IMPROVEMENTS                    -               -

  307        EQUIPMENT                            18,504           4,789            (5,817)                 -            17,476

  308        OFFICE FURNITURE AND
               FIXTURES                            2,447             330              (463)                 -             2,314

  309        AUTOMOBILES, OTHER
               VEHICLES AND RELATED
               GARAGE EQUIPMENT                        -               -                 -                  -                 -

  310        AIRCRAFT AND AIRPORT
               EQUIPMENT                             248               -                 -                  -               248

  311        OTHER SERVICE COMPANY
               PROPERTY                              108              28                 -                  -               136
                                                  ------           -----            -------               ---            ------
                          TOTAL                   25,981           5,475            (6,280)                 -            25,176
                                                  ======           =====            =======               ===            ======

(1)  PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL

     NOT APPLICABLE

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


                            SCHEDULE IV - INVESTMENTS


INSTRUCTIONS:  Complete the following schedule concerning investments.

               Under Account 124, "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

               Under Account 136, "Temporary Cash Investments," list each investment separately.


                                                                         BALANCE AT           BALANCE AT
                                                                         BEGINNING              CLOSE
                DESCRIPTION                                               OF YEAR              OF YEAR
                -----------                                               -------              -------
Account 123 - Investment in Associate Companies                             None                 None


Account 124 - Other Investments                                             None                 None


Account 136 - Temporary Cash Investments
  System Money Pool - Unaffiliated                                           550                 None

                                                                            ----                 ----
              TOTAL                                                          550                 None
                                                                            ====                 ====

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1997

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

INSTRUCTIONS:     Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company



                                                                           BALANCE AT        BALANCE AT
                                                                           BEGINNING            CLOSE
                                         DESCRIPTION                        OF YEAR            OF YEAR
                                         -----------                        -------            -------
                                                                              $000               $000
ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
Columbia Energy Group Money Pool                                              7,246                  -
Columbia Energy Group                                                           832                 73
Columbia Gulf Transmission Company                                                2              2,199
Columbia Energy Services                                                         48              1,663
Columbia Propane Corporation                                                      -              1,516
Columbia Electric Corporation                                                   199                206
Columbia LNG Corporation                                                         13                186
Columbia Coal Gasification Corporation                                            2                  -
Columbia Network Services Corporation                                            59                 14
Columbia Insurance Corporation, Ltd.                                              6                 41
Columbia Gas of Kentucky, Inc.                                                 (276)             1,949
Columbia Gas of Ohio, Inc.                                                      804             11,678
Columbia Gas of Maryland, Inc.                                                   69                372
Columbia Gas of Pennsylvania, Inc.                                              125              5,503
Columbia Gas of Virginia, Inc.                                                    8              1,773
Commonwealth Propane, Inc.                                                       11                  -
TriStar Capital Corporation                                                       -                  2
Columbia Gas Transmission Corporation                                           636             14,913
Columbia Atlantic Trading Corporation                                             -                 12
Columbia Natural Resources, Inc.                                                 14              2,178
                                                                           ---------         ----------

              TOTAL                                                           9,798             44,278
                                                                           =========         ==========

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:

                                                                                              TOTAL
                                                                                             PAYMENTS
                                                                                             --------
                                                                                               $000

See Schedule V-A, page 12

              TOTAL PAYMENT                                                                   981,520
                                                                                              =======

                                  SCHEDULE V-A

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      Convenience & Accommodation Payments
                      For the Year Ended December 31, 1997


                                                      Employee     Employee     Corporate        PH&H          Telecom.
          Associate Company                           Benefits      Payroll     Insurance       Leases         Systems
          -----------------                           --------      -------     ---------       ------         -------
                                                        $000         $000          $000          $000            $000

Columbia Energy Group                                    866             -          717             1              5
Columbia Gulf Transmission Company                     7,206        33,637        3,103           572            322
Columbia Energy Services                               1,356        11,205          591           153            321
Columbia Propane Corporation                           3,579        14,141          747         1,598             39
Columbia Electric Corporation                            435         2,841          686             -             15
Columbia LNG Corporation                                 386         2,174          542            40             17
Columbia Network Services Corporation                     30           238            8             -              -
Columbia Insurance Corporation                             -             -            -             -              -
Columbia Gas of Kentucky, Inc.                         4,510        14,586        1,570           634            285
Columbia Gas of Ohio, Inc.                            40,040       148,184       14,509         5,121          2,799
Columbia Gas of Maryland, Inc.                           992         3,200          159           149             38
Columbia Gas of Pennsylvania, Inc.                    13,062        52,413        1,726         2,282          1,835
Columbia Gas of Virginia, Inc.                         4,207        21,364          757         1,210            316
TriStar Capital Corporation                                -             -            -             -              -
Columbia Gas Transmission Corporation                 37,241       170,623        7,568         7,778            720
Columbia Atlantic Trading, Inc.                            -             -            -             -              -
Columbia Natural Resources, Inc.                       3,845        19,028          691         2,080             26
                                                     -------       -------       ------        ------          -----
     Total                                           117,755       493,634       33,374        21,618          6,738
                                                     =======       =======       ======        ======          =====







          Associate Company                            Legal           Other           Total
          -----------------                            -----           -----           -----
                                                       $000            $000             $000
Columbia Energy Group                                   185         118,509 1)        120,283
Columbia Gulf Transmission Company                       84             226            45,150
Columbia Energy Services                                529          87,619 2)        101,774
Columbia Propane Corporation                             18           8,678 3)         28,800
Columbia Electric Corporation                           131           2,982             7,090
Columbia LNG Corporation                                 19             237             3,415
Columbia Network Services Corporation                    25           1,210             1,511
Columbia Insurance Corporation                           17               -                17
Columbia Gas of Kentucky, Inc.                            -             153            21,738
Columbia Gas of Ohio, Inc.                               59           2,765           213,477
Columbia Gas of Maryland, Inc.                            4              74             4,616
Columbia Gas of Pennsylvania, Inc.                        3             407            71,728
Columbia Gas of Virginia, Inc.                            -             163            28,017
TriStar Capital Corporation                               1               1                 2
Columbia Gas Transmission Corporation                   163           7,221           231,314
Columbia Atlantic Trading, Inc.                           -              72                72
Columbia Natural Resources, Inc.                        115          76,731 3)        102,516
                                                      -----         -------           -------
     Total                                            1,353         307,048           981,520
                                                      =====         =======           =======

Note 1: Primarily reflects electronic funds transfer for System Federal tax payments.

Note 2: Primarily reflects a service offered by the Corporate Treasury Department to provide a non-repetitive electronic funds transfer to third parties.

Note 3: Primarily reflects electronic funds transfer for acquisition of company.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


                 SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

INSTRUCTIONS:     Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.



                               DESCRIPTION                                    LABOR         EXPENSES          TOTAL
                               -----------                                    -----         --------          -----
                                                                              $000            $000            $000
Account 152 - Fuel Stock Expenses Undistributed                               None            None            None

















                                                                             ------          ------          ------
                      TOTAL                                                   None            None            None

SUMMARY:

     Not Applicable

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


                   SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

INSTRUCTIONS:     Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.


                               DESCRIPTION                                        LABOR          EXPENSES         TOTAL
                                                                                  -----          --------         -----
                                                                                  $000             $000            $000
Account 163 - Stores Expenses Undistributed                                       None             None            None
















                                                                               ----------       -----------      -------
              TOTAL                                                               None             None            None

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


                                  SCHEDULE VIII

                    MISCELLANEOUS CURRENT AND ACCRUED ASSETS

INSTRUCTIONS:     Provide detail of items in this account. Items less than
                  $10,000 may be grouped, showing the number of items in each group.


                                                                                         BALANCE AT           BALANCE AT
                                                                                         BEGINNING              CLOSE
                                   DESCRIPTION                                            OF YEAR              OF YEAR
                                   -----------                                            -------              -------
                                                                                            $000                 $000
Account 174 - Miscellaneous Current and Accrued Assets                                      None                 None
















                                                                                         -----------          ------------
             TOTAL                                                                          None                 None

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


                   SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

INSTRUCTIONS:     Provide detail of items in this account. Items less than
                  $10,000 may be grouped by class showing the number of items in each class.


                                                                                       BALANCE AT          BALANCE AT
                                                                                       BEGINNING              CLOSE
                DESCRIPTION                                                             OF YEAR              OF YEAR
                -----------                                                             -------              -------
                                                                                          $000                 $000
ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS

Other Post Retirement Employee Benefits                                                  12,153               10,213

Restricted Stock Awards                                                                   1,459                1,168

Intangible Asset - Pension Restoration Plan                                               1,127                1,127

Benefits Outsourcing Project                                                                  -                  942

Workers Compensation Claims                                                                 964                  907

Deferred Convenience Claims                                                                 845                  410

Deferred Insurance Receivables                                                              347                   50

New Corporate Center                                                                          -                   22

Step Program                                                                                  -                    8

Branding Project                                                                              -                    5

EDP Software Costs                                                                           58                    -

Returned Payroll Checks                                                                     229                  (14)


                                                                                         ------               ------
             TOTAL                                                                       17,182               14,838
                                                                                         ======               ======


           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

                                   SCHEDULE X

               RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

INSTRUCTIONS:

Provide description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.


                                     DESCRIPTION                                            AMOUNT
                                                                                            ------
                                                                                             $000

                                                                                             None
















                                                                                         ----------
             TOTAL                                                                           None

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


                        SCHEDULE XI - PROPRIETARY CAPITAL

                                         NUMBER OF SHARES     PAR OR STATED VALUE           OUTSTANDING     CLOSE OF PERIOD
ACCOUNT NUMBER       CLASS OF STOCK         AUTHORIZED             PER SHARE              NO. OF SHARES        TOTAL AMOUNT
--------------       --------------         ----------             ---------              -------------        ------------
     201              COMMON STOCK           3,000                   $100                    3,000                 $300,000

INSTRUCTIONS:     Classify amounts in each account with brief explanation,
                  disclosing the general nature of transactions which give rise to the reported amount. Effective August 18, 1997, the Corporation authorized a reverse stock split to reduce the number of authorized shares to 3,000.

                       DESCRIPTION                                                   AMOUNT
ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                                        $12,700,000
ACCOUNT 215 - APPROPRIATED RETAINED EARNINGS                                                 -
                                                                                   -----------
       TOTAL                                                                       $12,700,000


INSTRUCTIONS:     Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform
                  System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.


                                                                        BALANCE AT                                  BALANCE AT
                                                                        BEGINNING     NET INCOME     DIVIDENDS         CLOSE
                             DESCRIPTION                                 OF YEAR      OR (LOSS)        PAID           OF YEAR
                                                                        -----------   -----------    ---------      ----------
                                                                          $000          $000           $000             $000

ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS                             174          2,236          2,223             187

 Rate/Share     Amount of Dividend     Date Declared     Date Paid
 ----------     ------------------     -------------     ---------
      $              $000

      4.20            546                 02/12/97       02/28/97
      4.30            559                 05/14/97       05/30/97
      4.30            559                 08/13/97       08/29/97
   186.35             559                 11/12/97       11/28/97
                                                                        -----------   -----------    ---------      ----------

    TOTAL                                                                  174          2,236          2,223             187

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997
                          Schedule XII - Long-Term Debt


INSTRUCTIONS:     Advances From Associate Companies should be reported
                  separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other Long-Term Debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.



                                          TERMS OF OBLIG               DATE
                                          CLASS & SERIES                OF            INTEREST                 AMOUNT
          NAME OF CREDITOR                OF OBLIGATION              MATURITY           RATE                 AUTHORIZED
          ----------------                --------------             --------         --------               ----------
                                                                                         %                      $000
ACCOUNT 223 - ADVANCES FROM
  ASSOCIATE COMPANIES:
Columbia Energy Group                    Promissory Note             11/28/00           6.89                    2,567
Columbia Energy Group                    Promissory Note             11/28/02           7.11                    2,246
Columbia Energy Group                    Promissory Note             11/28/05           7.30                    2,246
Columbia Energy Group                    Promissory Note             11/28/07           7.55                    2,246
Columbia Energy Group                    Promissory Note             11/28/10           7.82                    2,246
Columbia Energy Group                    Promissory Note             11/28/15           7.92                    2,246
Columbia Energy Group                    Promissory Note             11/28/25           8.12                    2,246


ACCOUNT 224 - OTHER LONG-TERM DEBT:                                                                                 -

              TOTAL                                                                                            16,043
                                                                                                               ------



                                         BALANCE AT                        DEDUC-         BALANCE AT
                                         BEGINNING          ADDI-          TIONS            CLOSE
          NAME OF CREDITOR                OF YEAR           TIONS           (1)            OF YEAR
          ----------------               ----------         -----          -----          ----------
                                            $000             $000           $000             $000
ACCOUNT 223 - ADVANCES FROM
  ASSOCIATE COMPANIES:
Columbia Energy Group                       2,567              -              -              2,567
Columbia Energy Group                       2,246              -              -              2,246
Columbia Energy Group                       2,246              -              -              2,246
Columbia Energy Group                       2,246              -              -              2,246
Columbia Energy Group                       2,246              -              -              2,246
Columbia Energy Group                       2,246              -              -              2,246
Columbia Energy Group                       2,246              -              -              2,246


ACCOUNT 224 - OTHER LONG-TERM DEBT:             -              -              -                  -

              TOTAL                        16,043              -              -             16,043
                                           ------            ---            ---             ------



         (1) GIVE AN EXPLANATION OF DEDUCTIONS: The deductions represent the portion of the Installment Promissory Notes which mature within one year. Currently there is no long term debt due within the next year.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


--------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

--------------------------------------------------------------------------------

INSTRUCTIONS:     Provide balance of notes and accounts payable to each
                  associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------

                                                                   BALANCE AT            BALANCE AT
                                                                   BEGINNING                CLOSE
                      DESCRIPTION                                   OF YEAR                OF YEAR
--------------------------------------------------                  -------                -------
                                                                    $   000               $    000
ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES

See Schedule XIII-A                                                      --                     --
                                                                    -------               --------

              TOTAL                                                      --                     --

--------------------------------------------------------------------------------------------------
ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES

Columbia Energy Group                                                 4,132                  4,325
Columbia Gulf Transmission Corporation                                   --                      2
Columbia Energy Services                                                 17                     --
System Money Pool Payable                                                --                 20,030
System Money Pool Interest Payable                                        8                     78
                                                                    -------               --------
              TOTAL                                                   4,157                 24,435

--------------------------------------------------------------------------------------------------
ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED
                     LIABILITIES

Retirement Income Plan                                                3,479                  3,558
Release & Retention Program                                           2,589                    970
Pension Retirement Benefits                                           2,540                  2,540
Pension Restoration Plan                                                 --                    386
Accrued Vacation                                                      1,954                  2,043
Contract Retainage                                                    1,467                    431
Thrift Restoration Plan                                                 623                    960
Comprehensive Medical Expense Plan Accrual                              258                    258
Employee Agreements                                                     167                    216
Employee Thrift Plan                                                    118                    130
Aircraft Engine Overhaul Accrual                                         80                     42
Post Retirement Benefit Obligation                                       72                     59
Thrift Plan - Company                                                    64                     60
Flexible Spending                                                        49                     35
Dental Assistance Plan Accrual                                           20                     20
Unclaimed Accounts                                                       19                     15
LTIP Dividend Credit                                                     --                    397
Deferred Compensation                                                    --                    727
Miscellaneous (2)                                                        --                     (6)
Deferred Compensation - Interest                                         --                     45
                                                                    -------               --------
              TOTAL                                                  13,499                 12,886

--------------------------------------------------------------------------------------------------

                                 SCHEDULE XIII-A

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      Notes Payable to Associate Companies

                                   Account 233

                                                                           Balance at       Balance at
                                                                           Beginning           Close
                                                                            of Year           of Year
                                                                           ----------       -----------
                                                                              $000             $000
        Columbia Energy Group

                6.89%        Installment Promissory Note                      None             None
                7.11%        Installment Promissory Note                      None             None
                7.30%        Installment Promissory Note                      None             None
                7.55%        Installment Promissory Note                      None             None
                7.82%        Installment Promissory Note                      None             None
                7.92%        Installment Promissory Note                      None             None
                8.12%        Installment Promissory Note                      None             None
                                                                              ----             ----
                Total                                                         None             None
                                                                              ====             ====


             Note:   As of December 31, 1997 there are no current maturities.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1997

-------------------------------------------------------------------------------

                                  SCHEDULE XIV

-------------------------------------------------------------------------------
                          NOTES TO FINANCIAL STATEMENTS

INSTRUCTIONS:     The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

-------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a.    Property, Plant and Equipment and Related Depreciation

            Property, Plant and Equipment is stated at historical cost. Depreciation is provided on a composite straight-line basis using the average of depreciable property at the beginning and end of each year.

      b.    Income Taxes

            The Corporation provides deferred taxes with respect to timing differences in the recognition of revenues and expenses for tax and accounting purposes. The major difference results from using accelerated depreciation for tax purposes. The Corporation is included in the Consolidated Federal Income Tax Return filed for the Columbia Energy Group and Subsidiaries.

      c.    Pension Costs

            The Corporation participates in the Retirement Income Plan of the Columbia Energy Group. This is a trusteed noncontributory Retirement Income Plan which, with certain minor exceptions, covers all regular employees. The Service Corporation's portion amounted to $79,000 in 1997 and $977,000 in 1996, including the amortization of unfunded prior service costs.

      d.    Leases

            Payments made by the Corporation in connection with operating leases are charged to expense as incurred. No capitalized leases existed in 1997.

      e.    Account Numbers

            The Corporation uses certain FERC accounts which do not match existing SEC accounts; therefore, the year-end balances of the following FERC accounts were reclassified to a corresponding SEC account.

                                         Account Number
                                      -------------------------      Year-End
             Account Description          FERC         SEC           Balance
        ------------------------      ----------     ----------    ------------
                                                                      $000

        Interest Receivable               171          143             32

        Deferred Income Taxes             283          282            (20)

-------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1997

-------------------------------------------------------------------------------

                                  SCHEDULE XIV

                          NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

      f.    Post-Retirement Benefits Other Than Pensions

            During 1991, the System adopted SFAS No. 106, Employer's Accounting for Post-Retirement Benefits Other Than Pensions, retroactive to January 1, 1991. The Corporation has elected to record and defer the full amount of its estimated accumulated post-retirement obligations other than pensions. These obligations total $10,374,000 as of December 31, 1997, and represent the actuarial present value of the post-retirement benefits to be paid to current employees and retirees based on services rendered.

      g.    System Money Pool

            The System Money pool exists for affiliate companies to borrow excess cash from other affiliate companies.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year ended December 31, 1997

-------------------------------------------------------------------------------

                                   SCHEDULE XV
                               STATEMENT OF INCOME

-------------------------------------------------------------------------------

                                                                                                   1997                  1996
                                                                                               -------------          ----------
ACCOUNT                               DESCRIPTION                                              CURRENT YEAR           PRIOR YEAR
-------            ------------------------------------------------                            -------------          ----------
                                                                                                   $   000               $   000
                   INCOME

457                   Services rendered to associate companies                                      79,989                85,015
458                   Services rendered to nonassociate companies                                       31                     -
421                   Miscellaneous income or loss                                                       -                 5,852
                                                                                                   -------              --------
                      Total Income                                                                  80,020                90,867

                   EXPENSE

920                  Salaries and wages                                                             28,828                35,660
921                  Office supplies and expenses                                                    6,375                 7,973
922                  Administrative expense transferred - credit                                    (2,058)               (2,302)
923                  Outside services employed                                                      11,764                10,252
924                  Property insurance                                                                178                   195
925                  Injuries and damages                                                              192                   146
926                  Employee pensions and benefits                                                  9,317                11,637
928                  Regulatory commission expense                                                       3                     1
930.1                General advertising expenses                                                       84                    62
930.2                Miscellaneous general expenses                                                  1,126                 2,729
931                  Rents                                                                           5,782                 7,720
932                  Maintenance of structures and equipment                                         3,352                 2,328
403                  Depreciation and amortization expense                                           5,476                 5,711
408                  Taxes other than income taxes                                                   3,029                 3,103
409                  Income taxes                                                                    1,977                 3,882
410                  Provision for deferred income taxes                                             6,105                 2,368
411                  Provision for deferred income taxes - credit                                   (5,638)               (4,028)
411.5                Investment tax credit                                                               -                     -
426.1                Donations                                                                         119                   136
426.5                Other deductions                                                                    -                     -
427                  Interest on long-term debt                                                          -                     -
430                  Interest on debt to associate companies                                         1,925                 1,526
431                  Other interest expense                                                           (152)                 (258)
                                                                                                   -------               -------
                        Total Expense                                                               77,784                88,841
                                                                                                   -------               -------

                        Net Income or (Loss)                                                         2,236                 2,026
                                                                                                   =======               =======

--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year ended December 31, 1997

-------------------------------------------------------------------------------

                               ANALYSIS OF BILLING

                               ASSOCIATE COMPANIES
                                   ACCOUNT 457

-------------------------------------------------------------------------------

                                                          DIRECT             INDIRECT            COMPENSAT'N         TOTAL
                                                           COSTS               COSTS               FOR USE          AMOUNT
           NAME OF ASSOCIATE COMPANY                      CHARGED             CHARGED             OF CAPITAL        BILLED
-----------------------------------------                 -------            --------             ----------        -------
                                                            457-1              457-2                457-3
                                                          -------             -------               ------
                                                          $   000             $   000               $ 000           $  000

Columbia Energy Group                                       1,956               1,258                  192  .        3,406
Columbia Gulf Transmission Company                          4,280               2,356                  336           6,972
Columbia Energy Services                                    1,901                 853                  116           2,870
Columbia Propane Corporation                                  646                 561                   74           1,281
Columbia Electric Corporation                                 387                 273                   37             697
Columbia LNG Corporation                                      127                 119                   17             263
Columbia Network Services Corporation                         102                  90                   14             206
Columbia Insurance Corporation, Ltd                            81                  58                    9             148
Columbia Gas of Kentucky, Inc.                              1,853                 797                  105           2,755
Columbia Gas of Ohio, Inc.                                 15,291               6,532                  859          22,682
Columbia Gas of Maryland, Inc.                                589                 254                   34             877
Columbia Gas of Pennsylvania, Inc.                          5,631               2,437                  323           8,391
Columbia Gas of Virginia, Inc.                              2,687               1,195                  158           4,040
TriStar Capital Corporation                                     4                   8                    1              13
Columbia Gas Transmission Corporation                      14,201               7,933                1,099          23,233
Columbia Atlantic Trading, Inc.                               (11)                 25                    1              15
Columbia Natural Resources, Inc.                            1,627               1,042                  148           2,817
                                                          -------             -------               ------          ------

     Total Amount Billed in 1997                           51,352              25,791                3,523          80,666

Reconciliations to Total Revenues:

   Difference between Amount of
   Unbilled Revenue December 1996 and
   December 1997                                           (3,012)              1,698                  637            (677)
                                                          -------             -------               ------          ------

                                                           48,340              27,489                4,160          79,989
                                                          =======             =======               ======          ======

--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

                               ANALYSIS OF BILLING

                             NONASSOCIATE COMPANIES
                                   ACCOUNT 458

                                        DIRECT      INDIRECT     COMPENSATION
                                         COST         COST         FOR USE        TOTAL     EXCESS OR     AMOUNT
NAME OF NONASSOCIATE COMPANY            CHARGED      CHARGED      OF CAPITAL       COST     DEFICIENCY    BILLED
-----------------------------------    --------     --------     ------------     -----     ----------    ------
                                         458-1        458-2         458-3                       458-4
                                       --------     --------     ------------               ----------
                                         $000         $000          $000          $000          $000

Aviara Energy Corporation                    31            -                -        31              -        31




INSTRUCTION:  Provide a brief description of the services rendered to each nonassociate company:

         Services provided to Aviara Energy Corporation were for Mainframe Computer Utilization. Aviara Energy Corporation was the company that acquired one of our affiliates (Columbia Gas Development Corporation) in 1995.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1997

                                  Schedule XVI
                         ANALYSIS OF CHARGES FOR SERVICE
                      ASSOCIATE AND NONASSOCIATE COMPANIES

                                                             ASSOCIATE COMPANY            NONASSOCIATE COMPANY
                                                                  CHARGES                        CHARGES
                                                        ----------------------------   -------------------------
        DESCRIPTION OF ITEMS                            DIRECT    INDIRECT             DIRECT    INDIRECT
                                                         COST       COST     TOTAL      COST       COST    TOTAL
                                                        ------    --------   -----     ------    --------  -----
                                                         $000       $000      $000      $000       $000     $000
  920     Salaries and Wages                            25,189      3,639    28,828       --         --       --
  921     Office Supplies and Expenses                   4,072      2,303     6,375       --         --       --
  922     Administrative Expenses Transferred -             --         --        --
          Credit                                           934     (2,992)   (2,058)      --         --       --
  923     Outside Services Employed                      9,553      2,211    11,764       --         --       --
  924     Property Insurance                                97         81       178       --         --       --
  925     Injuries and Damages                             188          4       192       --         --       --
  926     Employee Pensions and Benefits                 2,617      6,700     9,317       --         --       --
  928     Regulatory Commission Expense                      3         --         3       --         --       --
  930.1   General Advertising Expenses                      26         58        84       --         --       --
  930.2   Miscellaneous General Expense                 (5,568)     6,663     1,095       31         --       31
  931     Rents                                          4,808        974     5,782       --         --       --
  932     Maintenance of Structure and Equipment         2,553        799     3,352       --         --       --
  403     Depreciation and Amortization Expense          3,848      1,628     5,476       --         --       --
  408     Taxes Other Than Income Taxes                     80      2,949     3,029       --         --       --
  409     Income Taxes                                      --      1,977     1,977       --         --       --
  410     Provision for Deferred Income Taxes               --      6,105     6,105       --         --       --
  411     Provision for Deferred Income Taxes -             --         --        --
          Credit                                            --     (5,638)   (5,638)      --         --       --
  411.5   Investment for Credit                             --         --        --       --         --       --
  421     Miscellaneous Income or Loss                      --         --        --       --         --       --
  426.1   Donations                                          3        116       119       --         --       --
  426.5   Other Deductions                                  --         --        --       --         --       --
  427     Interest on Long-Term Debt                        --         --        --       --         --       --
  431     Other Interest Expense                            --       (152)     (152)      --         --       --
                                                                                       -----      -----    -----

Instructions: Total cost of service will equal for
              associate and nonassociate
              companies the total amount billed
              under their separate analysis of billing schedules.

        Total Expenses                                  48,403     27,425    75,828       31         --       31
                                                        ------     ------    ------    -----      -----    -----
        Compensation for Use of Equity Capital                                2,236
                                                                             ------
430     Interest on Debt to Associate Companies                               1,925
                                                                             ------

        Total Cost of Service                                                79,989
                                                                             ------

                                                                  TOTAL CHARGES FOR
                                                                       SERVICE
                                                             ---------------------------
        DESCRIPTION OF ITEMS                                 DIRECT    INDIRECT
                                                              COST       COST     TOTAL
                                                             ------    --------   -----
                                                              $000       $000      $000
  920     Salaries and Wages                                25,189      3,639     28,828
  921     Office Supplies and Expenses                       4,072      2,303      6,375
  922     Administrative Expenses Transferred -
          Credit                                               934     (2,992)    (2,058)
  923     Outside Services Employed                          9,553      2,211     11,764
  924     Property Insurance                                    97         81        178
  925     Injuries and Damages                                 188          4        192
  926     Employee Pensions and Benefits                     2,617      6,700      9,317
  928     Regulatory Commission Expense                          3         --          3
  930.1   General Advertising Expenses                          26         58         84
  930.2   Miscellaneous General Expense                     (5,537)     6,663      1,126
  931     Rents                                              4,808        974      5,782
  932     Maintenance of Structure and Equipment             2,553        799      3,352
  403     Depreciation and Amortization Expense              3,848      1,628      5,476
  408     Taxes Other Than Income Taxes                         80      2,949      3,029
  409     Income Taxes                                          --      1,977      1,977
  410     Provision for Deferred Income Taxes                   --      6,105      6,105
  411     Provision for Deferred Income Taxes -
          Credit                                                --     (5,638)    (5,638)
  411.5   Investment for Credit                                 --         --         --
  421     Miscellaneous Income or Loss                          --         --         --
  426.1   Donations                                              3        116        119
  426.5   Other Deductions                                      --         --         --
  427     Interest on Long-Term Debt                            --         --         --
  431     Other Interest Expense                                --       (152)      (152)
                                                            ------     ------     ------

Instructions: Total cost of service will equal for
              associate and nonassociate
              companies the total amount billed
              under their separate analysis of billing schedules.

        Total Expenses                                      48,434     27,425     75,859
                                                            ------     ------     ------
        Compensation for Use of Equity Capital                                     2,236
                                                                                  ------
430     Interest on Debt to Associate Companies                                    1,925
                                                                                  ------

        Total Cost of Service                                                     80,020
                                                                                  ------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1997
                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION

                                                                                    DEPARTMENT OR SERVICE FUNCTION
                                                                                    -------------------------------------------
                                                                                                    AIR                COMMON/
                                                             TOTAL                                 TRANS-    CLIENT   CORPORATE
       DESCRIPTION OF ITEMS                                  AMOUNT     OVERHEAD    ACCOUNTING   PORTATION   SUPPORT   SYSTEMS
       --------------------                                  ------     --------    ----------   ---------   -------  ---------
  920         Salaries and Wages                             28,828       3,639          51         225        505     1,081
  921         Office Supplies and Expenses                    6,375       2,303           3         172         73        92
  922         Administrative Expenses Transferred -
              Credit                                         (2,058)     (2,992)         --          --          3        33
  923         Outside Services Employed                      11,764       2,211          --          38         43       472
  924         Property Insurance                                178          81          --          --         --        --
  925         Injuries and Damages                              192           4          --          34         --        --
  926         Employee Pensions and Benefits                  9,317       6,700          --          --         --        --
  928         Regulatory Commission Expense                       3          --           1          --         --        --
  930.1       General Advertising Expense                        84          58          --          --         --        --
  930.2       Misellaneous General Expense                    1,126       6,663           4         275          8       359
  931         Rents                                           5,782         974          --         691          1        --
  932         Maintenance of Structures and Equipment         3,352         799          --         153         19       205
  403         Depreciation and Amortization Expense           5,476       1,628          --          --         --        --
  408         Taxes Other Than Income Taxes                   3,029       2,949          --         (27)        --        --
  409         Income Taxes                                    1,977       1,977          --          --         --        --
  410         Provision for Deferred Income Taxes             6,105       6,105          --          --         --        --
  411         Provision for Deferred Income Taxes -
              Credit                                         (5,638)     (5,638)         --          --         --        --
  411.5       Investment Tax Credit                              --          --          --          --         --        --
  421         Miscellaneous Income or Loss                       --          --          --          --         --        --
  426.1       Donations                                         119         116          --          --         --        --
  426.5       Other Deductions                                   --          --          --          --         --        --
  427         Interest on Long-Term Debt                         --          --          --          --         --        --
  430         Interest on Debt to Associate Companies         1,925       1,925          --          --         --        --
  431         Other Interest Expense                           (152)       (152)         --          --         --        --

Instruction: Indicate each department or service
             function. (See Instruction 01-3
             General Structure of Accounting
             System: Uniform System Account)
                                                             ------      ------          --       -----        ---     -----
              Total Expenses                                 77,784      29,350          59       1,561        652     2,242
                                                             ------      ------          --       -----        ---     -----

                                                            DEPARTMENT OR SERVICE FUNCTION
                                                            -------------------------------------
                                                                            CORPORATE
                                                             CONSOLIDATION   COMMUNI-   CORPORATE
       DESCRIPTION OF ITEMS                                                  CATIONS     TREASURY
       --------------------                                  -------------  ---------   ---------
  920         Salaries and Wages                                  739           400        270
  921         Office Supplies and Expenses                         65           105         30
  922         Administrative Expenses Transferred -
              Credit                                               --            --         --
  923         Outside Services Employed                            18         1,497        229
  924         Property Insurance                                   --            --         --
  925         Injuries and Damages                                 --            --         --
  926         Employee Pensions and Benefits                       --            --         --
  928         Regulatory Commission Expense                        --            --         --
  930.1       General Advertising Expense                           1             4         --
  930.2       Misellaneous General Expense                        256            51        255
  931         Rents                                                 2             2          4
  932         Maintenance of Structures and Equipment              32            --          9
  403         Depreciation and Amortization Expense                --            --         --
  408         Taxes Other Than Income Taxes                        --            --         --
  409         Income Taxes                                         --            --         --
  410         Provision for Deferred Income Taxes                  --            --         --
  411         Provision for Deferred Income Taxes -
              Credit                                               --            --         --
  411.5       Investment Tax Credit                                --            --         --
  421         Miscellaneous Income or Loss                         --            --         --
  426.1       Donations                                            --             2         --
  426.5       Other Deductions                                     --            --         --
  427         Interest on Long-Term Debt                           --            --         --
  430         Interest on Debt to Associate Companies              --            --         --
  431         Other Interest Expense                               --            --         --

Instruction: Indicate each department or service
             function. (See Instruction 01-3
             General Structure of Accounting
             System: Uniform System Account)
                                                                -----         -----        ---
              Total Expenses                                    1,113         2,061        797
                                                                -----         -----        ---

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1997
                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION

                                                   DEPARTMENT OR SERVICE FUNCTION
  ---------------------------------------------------------------------------------------------------------------------------------

                ENTERPRISE      ENVIRON-                             FINANCE                                      MC       NETWORK
  Account       MULTIMEDIA       MENTAL                 GOVERNMENT  INVESTOR     HUMAN      INTERNAL           BUILDING   COMTPUTER
   Number      COMMUNICATIONS    AFFAIRS   EXECUTIVE      AFFAIRS   RELATIONS   RESOURCES    AUDIT     LEGAL   SERVICES    SERVICES
   ------      --------------   --------   ---------    ----------  ---------   ---------   --------   -----   --------   ---------
                   $000           $000        $000         $000       $000        $000        $000      $000     $000        $000
  920             1,782            272       1,860          288        428       1,478         854       947        1       2,859
  921               921             65         128           81        118         236          99       196       --       1,334
  922               199             14          --           --         --          --           1        --       --         669
  923               681              7         200           75        510         601          14     1,719        1       1,150
  924                --             --          --           --         --          --          --        --       --          --
  925                --             --          --           --         --          --          --        --       --          --
  926                --             --          --           --         --          15          --        --       --          --
  928                --             --          --           --          2          --          --        --       --          --
  930.1              --             --          --           --         --          15          --        --       --          --
  930.2             314             15         440           37         82         769         116        85       --      (3,112)
  931               130              2           9          323         18         203           2         1       --       3,391
  932                54             --          --           --         --          --          --         4       --       2,077
  403               301             --          --           --         --          --          --        --       --       3,547
  408                --             --          --           --         --          --          --        --       --         107
  409                --             --          --           --         --          --          --        --       --          --
  410                --             --          --           --         --          --          --        --       --          --
  411                --             --          --           --         --          --          --        --       --          --
  411.5              --             --          --           --         --          --          --        --       --          --
  421                --             --          --           --         --          --          --        --       --          --
  426.1              --             --          --            1         --          --          --        --       --          --
  426.5              --             --          --           --         --          --          --        --       --          --
  427                --             --          --           --         --          --          --        --       --          --
  430                --             --          --           --         --          --          --        --       --          --

  431                --             --          --           --         --          --          --        --       --          --

                  -----            ---       -----          ---      -----       -----       -----     -----        -      ------
Total Expenses    4,382            375       2,637          805      1,158       3,317       1,086     2,952        2      12,022
                  -----            ---       -----          ---      -----       -----       -----     -----        -      ------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1997
                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION

                         DEPARTMENT OR SERVICE FUNCTION

                                                        RESTON
  Account         OTHER                    RISK        BUILDING     STRATEGIC  FINANCIAL                 ENERGY
   Number        GENERAL    PAYROLL     MANAGEMENT     SERVICES     PLANNING   REPORTING       TAX      VENTURES
  -------        -------    -------     ----------     --------     ---------  ---------       ---      --------
                   $000       $000         $000          $000         $000        $000        $000        $000
 920               8,324       446          320            12          573         727         503         244
 921                  --         2           86             2          103          38          54          69
 922                  --        --           --            --           --          --          --          15
 923                  58        87           47            --        1,497          99         459          51
 924                  --        --           97            --           --          --          --          --
 925                  --        --          154            --           --          --          --          --
 926               2,591        --           11            --           --          --          --          --
 928                  --        --           --            --           --          --          --          --
 930.1                --        --           --            --            6          --          --          --
 930.2            (6,055)      209           95            --           63         167          16          14
 931                  --        --            1            --            2           2          24          --
 932                  --        --           --            --           --          --          --          --
 403                  --        --           --            --           --          --          --          --
 408                  --        --           --            --           --          --          --          --
 409                  --        --           --            --           --          --          --          --
 410                  --        --           --            --           --          --          --          --
 411                  --        --           --            --           --          --          --          --
 411.5                --        --           --            --           --          --          --          --
 421                  --        --           --            --           --          --          --          --
 426.1                --        --           --            --           --          --          --          --
 426.5                --        --           --            --           --          --          --          --
 427                  --        --           --            --           --          --          --          --
 430                  --        --           --            --           --          --          --          --
 431                  --        --           --            --           --          --          --          --

                  ------       ---          ---            --        -----       -----       -----         ---
Total Expenses     4,918       744          811            14        2,244       1,033       1,056         393
                  ------       ---          ---            --        -----       -----       -----         ---

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

                        DEPARTMENTAL ANALYSIS OF SALARIES

                                   ACCOUNT 920

                                                      DEPARTMENTAL SALARY EXPENSE
                                           ----------------------------------------------     NUMBER
                                                     INCLUDED IN AMOUNTS BILLED TO           PERSONNEL
     NAME OF DEPARTMENT                              -----------------------------           ---------
 Indicate each department or                TOTAL      PARENT       OTHER         NON         END OF
      service function                     AMOUNT      COMPANY    ASSOCIATES   ASSOCIATES      YEAR
 ---------------------------               ------      -------    ----------   ----------    ---------
                                            $000        $000         $000         $000
Accounting                                    51           --           51         --           12

Air Transportation                           225          163           62         --            7

Client Support                               505           --          505         --           11

Common/Corporate Systems                   1,081            7        1,074         --           46

Consolidation                                739           77          662         --           17

Corporate Communications                     400           --          400         --            6

Corporate Treasury                           270            5          265         --            6

Enterprise Multimedia Communication        1,782            2        1,780         --           42

Environmental Affairs                        272            9          263         --            4

Executive                                  1,860          168        1,692         --           11

Finance & Investor Relations                 288           --          288         --            6

Government Affairs                           428           --          428         --            4

Human Resources                            1,478           13        1,465         --           35

Internal  Audit                              854            5          849         --           19

Legal                                        947           68          879         --           13

Marble Cliff Building Services                 1            1         --           --           19

Network Computer Services                  2,859           --        2,859         --           71

Other General                              8,324           --        8,324         --           --

Payroll                                      446            1          445         --           17

Risk Management                              320           11          309         --            6

Reston Building Services                      12           --           12         --            7

Strategic Planning                           573           14          559         --            6

Financial Planning & Reporting               727           13          714         --           14

Tax                                          503           35          468         --            7

Energy Ventures                              244          181           63         --            4
                                          ------          ---       ------       ----          ---

     Total                                25,189          773       24,416         --          390
                                          ------          ---       ------       ----          ---

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

                            OUTSIDE SERVICES EMPLOYED

                                   ACCOUNT 923


INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and the amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

                                            RELATIONSHIP
                                            "A"= ASSOCIATE
FOR WHOM PURCHASED             ADDRESS      "NA"= NON-ASSOCIATE      AMOUNT
------------------             -------      -------------------      ------
                                                                      $000
See schedule 923-A                                                   11,764

                                 SCHEDULE 923-A
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923


                                                                                                  RELATIONSHIP
                                                                                                  "A"=ASSOCIATE        AMOUNT
                                                                                                  "NA"=NON        ----------------
        FOR WHOM PURCHASED                              ADDRESS                                   ASSOCIATE        $000       $000
        ------------------                              -------                                   -------------   -----      -----
1-Special Services - Legal

    LeBoeuf, Lamb, Greene & MacRae    125 W.55th Street New York., N.Y. 100195389                     NA          1,163
    US Trust Co. of California, NA    515 S. Flower Street, Suite 2700, Los Angeles, CA 90071         NA             75
    39 Organizations                                                                                                281
                                                                                                                  -----
                                      Total Special Services - Legal                                                         1,519

2-Special Services - Audit

    Arthur Andersen                   P O Box 13882, Newark, NJ 07188-0882                            NA             92
                                                                                                                  -----

                                      Total Special Services - Audit                                                            92

3-Special Services - Other

    Accountemps                       P. O Box 4377, Columbus, Ohio 43212                             NA             82
    Advantis                          P O Box 98880, Chicago, IL. 60693                               NA            275
    Arnold Saks Associates, Inc.      350 East 81st Street, New York, NY 10028                        NA            116
    The Case Hoyt Corp.               P O Box 522625, Miami, FL.  33152                               NA            314
    Columbia Gas of Ohio, Inc.        Accounts Receivable, P O Box 117, Columbus, OH 43216            A             121
    Comdisco Continuity Service       P O Box 91753, Chicago, IL.  60693                              NA            282
    Cyborg Systems                    P O Box 5222, Lisle, IL  60532-5222                             NA             79
    Dawson Personnel Services         P O Box 690662, Cincinnati, OH  45269-0662                      NA            198
    Harris Trust & Savings Bank       33101 Treasury Center, Chicago, IL 60694-3100                   NA            326
    International Network Services    P O Box 7049, San Francisco, CA 94120-7049                      NA            200
    Knowledge Link                    Dept L-1715, Columbus, Ohio 43260-1715                          NA            251
    Lexis-Nexis                       P O Box 7247-7090, Philadelphia, PA 19170-7090                  NA            100
    McArdle-Desco Corporation         P O Box 8500-S-3350  Philadelphia, PA 19178                     NA            441
    Maximation, LLC                   3535 Fishinger Blvd. Suite 220, Hilliard, OH 43026              NA            102
    PNC Bank, N.A.                    P O Box 821523, Philadelphia, PA  19182-1523                    NA            135
    Pinkerton's , Inc.                P O Box 4655, Carol Stream, IL  60132-4655                      NA             94
    Placers Temps & Search            P O Box 15621, Wilmington, DE.  19850-5621                      NA             90
    Sarcom                            Dept. # 0703, Columbus, OH 43271-0703                           NA            474
    Savoy Partners, LTD.              1620 L Street, NW Suite 801, Washington, DC 20036               NA            122
    Shandwick Public Affairs          P O Box 3075, Buffalo, NY  14240                                NA             81
    Walker Interactive Systems        P O Box 60000, San Francisco, CA  94160-3028                    NA            186
    Xerox Corporation                 P O Box 827598  Philadelphia, PA  19182-7598                    NA            187
    3X Corporation                    P O Box 182039, Columbus, OH. 43218-2039                        NA             78
    461 Organizations                                                                                             2,459
                                                                                                                  -----
                                      Total Special Services - Other                                                         6,793

                                 SCHEDULE 923-A
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

                                                                                             RELATIONSHIP
                                                                                             "A"=ASSOCIATE         AMOUNT
                                                                                             "NA"=NON         -----------------
        FOR WHOM PURCHASED                             ADDRESS                               ASSOCIATE         $000       $000
        ------------------                             -------                               -------------    -----      ------
4-Special Services - Tax

    Stroock & Stroock & Lavan LLP    180 Maiden Lane, New York, NY 10038                         NA             165
    Miller & Chevalier               655 Fifteenth Street, Washington DC 20005                   NA              75
    5 Organizations                                                                                              86
                                                                                                              -----
                                     Total Special Services - Tax                                                           326

5- Special Services - Consulting

    Allegheny Power System, Inc.     10435 Downsville Pike, Hagerstown, MD  21741-1458           NA             289
    Gartner Group, Inc.              P O Box 911319, Dallas, TX. 75391-1319                      NA             220
    LAI                              P O Box 340468, Tampa, FL  33694-0468                       NA             130
    Marketing Corp. of America       P O Box 3938, Boston, MA 02241-3938                         NA           1,079
    OVCA Associates Inc.             7 Overlook Road, Louisville, KY  40207                      NA             144
    Shandwick Public Affairs         P O Box 1213, Dept. 14984, Newark, NJ 07101                 NA             398
    49 Organizations                                                                                            774
                                                                                                              -----
                                     Total Special Services - Consulting                                                  3,034
                                                                                                                         ------

                                     Total  All Special Services                                                         11,764
                                                                                                                         ======

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION


                      For the Year Ended December 31, 1997

--------------------------------------------------------------------------------

                         EMPLOYEE PENSIONS AND BENEFITS

                                   ACCOUNT 926

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

--------------------------------------------------------------------------------

DESCRIPTION                                                              AMOUNT
-----------                                                             --------
                                                                         $  000
Employee Relocation Expense                                               3,051

Other Post-Employment Benefits                                            2,108

Medical Expense Plan                                                      1,700

Thrift Plan                                                                 815

Pension Restoration Plan                                                    514

Group Life Insurance                                                        371

Dental Assistance Plan                                                      209

Long-Term Disability Insurance                                              151

Employee Assistance Plan                                                    112

Employee Retirement Expense                                                  97

Employee Cafeteria Subsidy                                                   67

Educational Assistance                                                       62

Miscellaneous                                                                60
                                                                         ------

Total                                                                     9,317
--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

--------------------------------------------------------------------------------

                    GENERAL ADVERTISING EXPENSES

                            ACCOUNT 930.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------

        DESCRIPTION               NAME OF PAYEE                        AMOUNT
        -----------               -------------                        ------
                                                                        $000
Employee Recruiting              Stackig, Inc.                            25
Employee Recruiting              The Columbus Dispatch                    16
Employee Recruiting              GTR Advertising, Inc.                    14
Employee Recruiting              Washington Post                          11
Employee Recruiting              Nationwide Advertising Service            8
Employee Recruiting              Miscellaneous (10)                        6
Periodical - Informational       Tal, Inc.                                 4





                                                                       -----
    TOTAL                                                                 84
--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

--------------------------------------------------------------------------------

                         MISCELLANEOUS GENERAL EXPENSES

                                  ACCOUNT 930.2

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.2,
               "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. Section 441 (b)(2) shall be separately classified.

--------------------------------------------------------------------------------

                      DESCRIPTION                                     AMOUNT
--------------------------------------------------------         ---------------
                                                                        $000
Employment Agreement                                                     346

Courier Services                                                         175

Dues and Memberships - Corporate                                         163

Industry Meetings                                                         85

Employee Recruiting                                                       60

Filing and License Fees                                                   37

Political Activities                                                      24

Newswire Services                                                         23

Bank Service Charges                                                      21

SEC Filings                                                               19

Aircraft Service                                                          17

Other                                                                    156

                                                                 ---------------
TOTAL                                                                  1,126
--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

--------------------------------------------------------------------------------

                                      RENTS

                                   ACCOUNT 931

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major grouping of property, as defined in the account definition of the Uniform System of Accounts.

--------------------------------------------------------------------------------

                                                                       AMOUNT
---------------------------------------------------------------     -----------
                                                                        $000
Data Processing                                                        2,945

Office Space                                                           1,325

Air Transportation                                                       645

Auto and General Tools                                                   155

Communications                                                           117

Miscellaneous                                                            595


                                                                    -----------
TOTAL                                                                  5,782
--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997


--------------------------------------------------------------------------------

                          TAXES OTHER THAN INCOME TAXES

                                   ACCOUNT 408

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide an analysis of Account 408, "Taxes Other Than Income
               Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class tax.

--------------------------------------------------------------------------------

                                                                      AMOUNT
----------------------------------------------------------------    -----------
                                                                        $000
(1)  Other than U.S. Government Taxes:

          Property                                                       930

          Unemployment                                                    43

          Sales and Use                                                   30

          License or Franchise                                            72
                                                                    -----------

                     Total - other                                     1,075

(2)  U.S. Government Taxes:

          Federal Insurance Contribution                               1,925

          Unemployment                                                    28

          Miscellaneous                                                    1
                                                                    -----------

                    Total - Federal                                    1,954



     TOTAL                                                             3,029
--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

--------------------------------------------------------------------------------

                                    DONATIONS

                                  ACCOUNT 426.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426-1,
               "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

--------------------------------------------------------------------------------

        NAME OF RECIPIENT                 PURPOSE OF DONATION          AMOUNT
-----------------------------------    ---------------------------    ---------
                                                                         $000
Columbia Gas Foundation                Community Welfare                  103

Miscellaneous  (15)                    Community Welfare                   16






                                                                      ---------
TOTAL                                                                     119
--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

--------------------------------------------------------------------------------
                                OTHER DONATIONS

                                 ACCOUNT 426.5

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5,
               "Other Deductions," classifying such expenses according to their nature.

--------------------------------------------------------------------------------
                  DESCRIPTION                                        AMOUNT
----------------------------------------------------              --------------
                                                                      $000
                                                                      NONE

                                                                  --------------
TOTAL                                                                 NONE
--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

--------------------------------------------------------------------------------
                                 SCHEDULE XVIII

                          NOTES TO STATEMENT OF INCOME

--------------------------------------------------------------------------------

INSTRUCTIONS:     The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------

For additional notes, see Page 22, Notes to Financial Statements.

1. SUMMARY OF SIGNIFICANT INCREASE IN SERVICES OR EXPENSES

         a. Salaries and Wages

                  Salaries and wages decreased from 1996 as a result of the severance paid to 130 employees who were severed as part of the Corporation's relocation of Corporate headquarters to Virginia in 1996.

         b. Employee Pensions and Benefits

                  Employee pensions and benefits decreased from 1996 as a result of the pensions and benefits paid to employees who took lump sum distributions or retired as part of the Corporation's relocation of Corporate headquarters to Virginia in 1996.

--------------------------------------------------------------------------------

                   COLUMBIA ENERGY GROUP SERVICE CORPORATION

                               Organization Chart



                             Chairman, President &
                                      CEO
                                  RICHARD, III

VP Strategic   SR VP Human     Senior VP     Senior VP          Senior VP       VP Governmental          VP            Senior VP
 Planning       Resources      Services       & CFO              & Chief           Affairs        Communications    Energy Supply
                                                             Legal Officer

HAMMICK         FONT           MAGLEY         O'DONNELL          SCHWOLSKY          CASALI            JENNRICH           KASKEL


Strategic     Corporate          Air         Consolidation       Environmental     Government        Corporate           Energy
Planning      Benefits      Transportation                           Affairs          Affairs        Communications       Ventures

                Human           Client         Corporate             Legal
              Resources        Support          Treasury

               Training        Common/         Finance &             Risk
                              Corporate         Investor          Management
                               Systems         Relations

             Organizational     Enterprise     Financial
              Development       Multimedia     Planning &
                              Communications   Reporting

               Executive       Marble Cliff     Internal
              Compensation       Building         Audit
                                 Services

                                Network           Tax
                                Computer
                                Services

                                 Region
                                Building
                                Services

                                Accounting

                                 Payroll


           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                              METHODS OF ALLOCATION
--------------------------------------------------------------------------------

         The following Basis of Allocation have been approved by the SEC as a method of allocating Job Order charges and convenience payments directly to Associate Companies.

METHODS OF ALLOCATION CURRENTLY IN USE:

          - Gross Fixed Assets and Total Operating Expenses
          - Gross Fixed Assets
          - Total Operating Expenses and Gross Depreciable Property
          - Gross Depreciable Property
          - Number of Regular Employees
          - Fixed Allocation
          - Direct Costs

METHODS OF ALLOCATION NOT CURRENTLY IN USE:

          - Distribution Property and Distribution Expenses
          - Transmission Property and Transmission Expenses
          - Number of Automobile Units (Owned and Leased)
          - Number of Retail Customers
          - Number of Transportation Customers
          - Number of Commercial Customers
          - Number of Residential Customers
          - Number of High Pressure Customers
          - Number of Gas Purchase Customers
          - Number of Charts Processed
          - Property Values
          - Number of Directors and Officers
          - Household Moves
          - Payroll
          - Number of Nurses
          - Total Actuarial Costs
          - Covered Compensation
          - Office Occupancy
          - Total Capitalization
          - Revenues
          - Throughput Volumes
          - Number of Customers
          - Number of Employees

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

--------------------------------------------------------------------------------

                         COMPENSATION FOR USE OF CAPITAL
                    SUMMARY OF BILLING TO ASSOCIATE COMPANIES

                                                          Direct &
                                                          Allocated    Compensation
                  Company                                   Labor         Billed
                                                            ------        ------
                                                             $000          $000
Columbia Energy Group                                          883           192
Columbia Gulf Transmission Company                           1,661           336
Columbia Energy Services                                       553           116
Columbia Propane Corporation                                   360            74
Columbia Electric Corporation                                  169            37
Columbia LNG Corporation                                        79            17
Columbia Network Services Corporation                           64            14
Columbia Insurance Corporation, Ltd.                            42             9
Columbia Gas of Kentucky, Inc.                                 514           105
Columbia Gas of Ohio, Inc.                                   4,169           859
Columbia Gas of Maryland, Inc.                                 166            34
Columbia Gas of Pennsylvania, Inc.                           1,567           323
Columbia Gas of Virginia, Inc.                                 771           158
Tristar Capital Corporation                                      5             1
Columbia Gas Transmission Corporation                        5,410         1,099
Columbia Atlantic Trading Corporation                            5             1
Columbia Natural Resources, Inc.                               733           148
                                                            ------        ------
     Total                                                  17,151         3,523
                                                            ======        ======

The above is a summary of the Compensation for Use of Capital billed to each company. Attached is a sample of the annual statement sent to each associate company. Since they are identical except for the amount billed, the summary is included in lieu of twenty individual statements (see page 46).

--------------------------------------------------------------------------------

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                         COMPENSATION FOR USE OF CAPITAL
--------------------------------------------------------------------------------

                                    BILLED TO

                          COLUMBIA PROPANE CORPORATION

                                   DURING 1997
--------------------------------------------------------------------------------

                                                                  SYSTEM         MONTHLY          MANAGEMENT
              INTEREST                                            DIRECT &        RATE             D&A LABOR      COMPENSATION
BILLING          TO              NET              TOTAL          ALLOCATED       COL. 3/           BILLED TO         BILLED
 MONTH         PARENT           INCOME         COMPENSATION        LABOR         COL. 4               CPC        COL. 5 x COL. 6
           ---------------  ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
                 (1)              (2)              (3)              (4)              (5)              (6)               (7)
JANUARY         114,881.09       168,784.00       283,665.09       898,622.62         31.56665        16,560.41         5,227.57
FEBRUARY        109,578.21       186,312.00       295,890.21     1,739,062.34         17.01435        39,171.17         6,664.72
MARCH           108,741.96       186,312.00       295,053.96     1,553,698.83         18.99042        37,784.05         7,175.35
APRIL           109,906.80       186,312.00       296,218.80     1,282,923.96         23.08935        27,040.14         6,243.39
MAY             109,210.38       186,312.00       295,522.38     1,759,049.67         16.80012        31,118.41         5,227.93
JUNE            107,867.73       186,312.00       294,179.73     1,176,416.01         25.00644        24,553.04         6,139.84
JULY            108,805.67       186,312.00       295,117.67     1,285,542.09         22.95667        23,358.99         5,362.45
AUGUST          104,839.34       186,312.00       291,151.34     1,202,719.22         24.20776        25,425.50         6,154.94
SEPTEMBER       107,191.65       186,312.00       293,503.65     1,272,749.85         23.06059        27,787.29         6,407.91
OCTOBER         106,912.02       186,312.00       293,224.02     1,208,145.48         24.27059        26,760.23         6,494.87
NOVEMBER        107,464.14       186,312.00       293,776.14     1,285,267.24         22.85720        29,436.03         6,728.25
DECEMBER        109,546.51       186,312.00       295,858.51     2,486,540.37         11.89840        51,080.49         6,077.76
           ---------------  ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
              1,304,945.50     2,218,216.00     3,523,161.50    17,150,737.68         20.54233       360,075.75        73,904.98
           ===============  ===============  ===============  ===============  ===============  ===============  ===============

                                    SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

                           COLUMBIA ENERGY GROUP SERVICE CORPORATION

                           By:
                                    --------------------------------------------
                                    D. Furlano
                                    Controller

Date: April 1, 1998

--------------------------------------------------------------------------------